Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of February 10, 2012, by and among Wausau Paper Corp. (the “Company”) and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Starboard is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 4,756,200 shares, or approximately 9.7%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS the Company and the members of Starboard have determined to come to an agreement with respect to the election of members of the Company’s board of directors (the “Board”) at the 2012 annual meeting of stockholders of the Company (the “2012 Annual Meeting”), certain matters related to the 2012 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.

Board Matters; Board Appointments; 2012 Annual Meeting; Committee.

(a)

Prior to the mailing of its definitive proxy statement for the 2012 Annual Meeting, the Company agrees that the Board shall take all necessary actions to nominate Charles E. Hodges and Michael C. Burandt (together, the “2012 Starboard Nominees”) for election to the Board at the 2012 Annual Meeting.  The parties agree that the Board shall also take all action necessary so that at the 2012 Annual Meeting, the Board shall also nominate Henry C. Newell and G. Watts Humphrey, Jr. (together, the “2012 Board Nominees”) for election to the Board at the 2012 Annual Meeting.  Mr. Hodges, Mr. Burandt and Mr. Newell shall be designated as nominees for the class of directors with terms expiring at the 2015 Annual Meeting and Mr. Humphrey shall be designated as a nominee for the class of directors with terms expiring at the 2013 Annual Meeting.

(b)

Starboard hereby agrees not to (i) nominate or recommend for nomination any person for election at the 2012 Annual Meeting, directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, the 2012 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2012 Annual Meeting, directly or indirectly.  Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(b).

(c)

At the first meeting of the Board following the execution of this Agreement, but in any event no later than March 1, 2012, the 2012 Starboard Nominees shall be appointed as observers to the Board (the “Board Observers”) until the 2012 Annual Meeting.  Each of the Board Observers will (1) receive copies of all notices and written information furnished to the full Board reasonably in advance of the meeting to the extent practicable, and (2) be permitted to be present at all meetings of the full Board (whether by phone or in person).  Notwithstanding the foregoing, (i) the Company shall be entitled to withhold any information and exclude the Board Observers from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege, or as otherwise may be appropriate until the 2012 Starboard Nominees are elected to the Board, and (ii) the Board Observers shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which the Board Observers will have access.  The rights of the Board Observers shall terminate upon the date of the 2012 Annual Meeting.

(d)

The Company agrees that it will recommend, support and solicit proxies for the election of the 2012 Starboard Nominees at the 2012 Annual Meeting in the same manner as for the Company’s other nominees standing for election to the Board at the 2012 Annual Meeting.

(e)

At the 2012 Annual Meeting, Starboard agrees to appear in person or by proxy at the 2012 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by Starboard at the meeting in favor of the 2012 Board Nominees and in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, unless Institutional Shareholder Services Inc. recommends otherwise.

(f)

The Company agrees that if either of the 2012 Starboard Nominees is unable to serve as a director, resigns as a director or is removed as a director prior to the 2013 Annual Meeting, and at such time Starboard beneficially owns in the aggregate at least the lesser of 3.0% of the Company’s then outstanding Common Stock and 1,475,236 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Starboard shall have the ability to recommend a substitute person(s), who will be independent of Starboard and who will also qualify as “independent” pursuant to NYSE listing standards, to replace any such 2012 Starboard Nominee, subject to the approval of the Company’s Corporate Governance Committee in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee appointed in accordance with the provisions of this clause (c) shall be referred to as the “Starboard Replacement Director”).  In the event the Corporate Governance Committee does not accept a substitute person recommended by Starboard, Starboard will have the right to recommend additional substitute person(s), who will also be independent of Starboard and who will also qualify as “independent” pursuant to NYSE listing standards and whose appointment shall be subject to the approval of the Company’s Corporate Governance Committee in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld. Upon the acceptance of a replacement director nominee by the Corporate Governance Committee, the Board will appoint such replacement director to the Board no later than five (5) business days after the Corporate Governance Committee’s recommendation of such replacement director.  Upon appointment to the Board, the Starboard Replacement Director shall be appointed to the committee described and defined in clause (i) below).  Any Starboard Replacement Director appointed to the Board pursuant to this Section 1(f) prior to the 2013 Annual Meeting shall stand for election at the 2013 Annual Meeting together with the other Company nominees who are otherwise up for election at the 2013 Annual Meeting.

(g)

Starboard agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(h)

Subject to applicable law, the Company will use reasonable best efforts to hold the 2012 Annual Meeting no later than May 10, 2012.

(i)

As promptly as practicable, but in any event within 30 business days, following the 2012 Annual Meeting, the Company shall cause the Board to take official action on a proposal to establish a committee of the Board to advise the Board with respect to operations of, and investments and capital spending in, the Company’s business.  The Board shall establish the Charter of this committee, including the scope of its subject matter coverage and the authority of its members.  The committee shall remain in effect until at least the conclusion of the 2013 Annual Meeting.  The members of the committee shall be the two 2012 Starboard Nominees and any two other members of the Board of Directors selected by the Board.

2.

Standstill Provisions.

(a)

Starboard agrees that from the date of this Agreement until the earlier of (i) the date that is 10 business days prior to the deadline for the submission of stockholder nominations for the 2013 Annual Meeting pursuant to the By-Laws and (ii) the date that is 100 days prior to the first anniversary of the 2012 Annual Meeting  (the “Standstill Period”) neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)

purchase or cause to be purchased or otherwise acquire or in any manner agree, offer, seek or propose to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of any Common Stock or other securities issued by Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement (collectively, the “Other

Equity Rights”)), if in any such case, immediately after the taking of such action, Starboard would, in the aggregate, collectively beneficially own, or have an economic interest in or referenced by, more than 14.99% of the then outstanding shares of the Common Stock;

(ii)

solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents with respect to the call a special meeting of stockholders), in each case, with respect to securities of the Company, or call or seek to call, or encourage, support or influence anyone with respect to the call of, a special meeting of stockholders;

(iii)

advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1, or seek to do so;

(iv)

form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof);

(v)

deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(vi)

seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing herein will limit the ability of Starboard to recommend a Starboard Replacement Director(s) in accordance with Section 1(f).

(vii)

(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (B) make any offer or proposal (with or without conditions, publicly or otherwise) with respect to a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution, or other business combination or extraordinary transaction involving the Company or any subsidiary or Affiliate of the Company or encourage or assist any person or entity in connection therewith; provided, however, that nothing herein will limit the ability of (1) any member of Starboard, or its respective Affiliates and Associates, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company or (2) Starboard to announce its opposition to any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company;

(viii)

seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

(ix)

otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or any of its subsidiaries, affiliates or divisions;

(x)

enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2; or

(xi)

take any action which could cause or require the Company or any Affiliate of the Company, or Starboard or any Affiliate of Starboard, to make a public announcement regarding any of the foregoing, publicly seek or request permission to do any of the foregoing, publicly make any request to amend, waive or terminate any provision of this Section 2 (including, without limitation, this Section 2(a)(xi), or make or seek permission to make any public announcement with respect to any of the foregoing.

3.

Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.

Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default

(or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) Starboard is deemed to beneficially own in the aggregate 4,756,200 shares of Common Stock and (ii) Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company or any Other Equity Rights.

5.

Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B.  Prior to the issuance of the Mutual Press Release, neither the Company nor Starboard shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party.  During the Standstill Period, neither the Company nor Starboard or the Starboard Nominees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6.

Specific Performance.

Each of the members of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Starboard (or any of the entities and natural persons listed on Exhibit A), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.

Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2012 Annual Meeting, the filing of a Schedule 13D in connection with this Agreement and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $50,000 in the aggregate.

8.

Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.

Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:	Wausau Paper Corp. 100 Paper Place Mosinee, WI 54455-9099 Attention: Chairman
With copies (which shall not constitute notice) to:

Ruder Ware, L.L.S.C.

500 First Street, Suite 8000
P.O. Box 8050
Wausau, WI 54402-8050

Attention: Lon E. Roberts

Telephone: (715) 845-4336

Facsimile: (715) 845-2718

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Stephanie J. Seligman

Telephone: (212) 403-1225

Facsimile: (212) 403-2225

If to Starboard or any member thereof:	Starboard Value LP 830 Third Avenue, 3rd Floor New York, New York 10022 Attention: Jeffrey C. Smith Telephone: (212) 845-7955 Facsimile: (212) 845-7988
With a copy (which shall not constitute notice) to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steve Wolosky, Esq. Telephone: (212) 451-2333 Facsimile: (212) 451-2222

10.

Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without reference to the conflict of laws principles thereof.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Wisconsin state courts and any state appellate court therefrom within the State of Wisconsin (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Wisconsin).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.

Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.  For purposes of this Section, the 2012 Starboard Nominees shall not be deemed to be agents, affiliates, officers, key employees or directors of the Company or Starboard and no actions taken by any agent or other representative of a Party in any capacity other than as a representative of such Party shall be covered by this Agreement.

13.

Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

By:  THOMAS J. HOWATT

Name:  Thomas J. Howatt

Title:  Authorized Signatory

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:  Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By:  Starboard Value LP,

its manager

STARBOARD VALUE LP

By:  Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member STARBOARD PRINCIPAL CO LP By: Starboard Principal Co GP LLC, its general partner STARBOARD PRINCIPAL CO GP LLC

By:  JEFFREY C. SMITH

Name:

Jeffrey C. Smith

Title:

Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

Starboard

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

MARK MITCHELL

PETER A. FELD

EXHIBIT B

PRESS RELEASE

Wausau Paper and Starboard Reach Agreement

Two New Directors to Join Board

MOSINEE, Wisconsin, February 13, 2012 – Wausau Paper (NYSE:WPP) today announced it has reached an agreement with Starboard Value LP and its affiliates regarding the composition of the Company’s Board of Directors.  Under the terms of the agreement, Wausau has agreed to nominate two new directors recommended by Starboard, Mr. Michael Burandt and Mr. Charles Hodges, neither of whom is employed by or affiliated with Wausau or Starboard.  The nominations will be included in the Company’s 2012 proxy statement and submitted for stockholder approval at the Company’s 2012 Annual Meeting.  In addition, the company has also agreed to form a newly-created committee of the Board. The committee will be made up of four individuals including Mr. Burandt and Mr. Hodges.  The committee will advise the Board with respect to operations of, and investments and capital spending in, the Company’s business.

In connection with the nominations, Starboard, which beneficially owns approximately 9.7% of the outstanding shares of Wausau’s common stock, has agreed to vote all of its shares in favor of each of the Board’s nominees at the 2012 Annual Meeting. A total of four director nominees will stand for election at the 2012 Annual Meeting, including the two Starboard recommended candidates. If all nominees are elected, the Wausau Board will be expanded to eight directors, comprised of six independent directors, Thomas J. Howatt, Non-Executive Chairman of the Board and Henry C. Newell, Wausau’s President and Chief Executive Officer. The Board is presently comprised of six members.

“We are pleased to have reached an agreement with Starboard, one of our largest shareholders,” said Hank Newell, President and Chief Executive Officer of Wausau Paper.  “We are delighted to nominate and support Michael Burandt and Charles Hodges for election to Wausau’s Board.  We are confident that their significant industry experience will be an asset to Wausau, and we look forward to working productively with the new members of the Board with a shared commitment to enhancing stockholder value.”

Jeff Smith, CEO of Starboard, stated, “We are pleased to have worked constructively with management and the Board of Wausau and are confident that the addition of Michael Burandt and Charles Hodges will bring a fresh perspective to the Board and serve the best interests of Wausau and its stockholders.  We look forward to enhanced value for the benefit of all stockholders.”

The complete agreement between Wausau Paper and Starboard will be included as an exhibit to the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission (“SEC”). Further details regarding the 2012 Annual Meeting will be included in the Company’s definitive proxy materials, which will be filed with the SEC.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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